Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

J & J SNACK FOODS CORP.

To:  The Secretary of State

State of New Jersey

Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Amended and Restated Certificate of Incorporation:

ARTICLE FIRST

NAME

The name of the corporation is J & J SNACK FOODS CORP.

ARTICLE SECOND

REGISTERED OFFICE

The location of the corporation’s current registered office in this State is Woodland Falls Corporate Park, 210 Lake Drive East, Suite 200, Cherry Hill, New Jersey 08002.

ARTICLE THIRD

REGISTERED AGENT

The name of the current registered agent for the corporation is BRCMC, INC.

ARTICLE FOURTH

PURPOSE

The purposes for which the corporation is formed are: to engage, without limitation, in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act and any amendments thereto.

ARTICLE FIFTH

CAPITAL STOCK

The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares, of which 25,000,000 shares shall be common stock, no par value, and 5,000,000 shares shall be preferred stock, $1.00 par value.

The designation, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

(a) Preferred. The corporation’s board of directors (hereafter called “Board of Directors” or “Board”) is authorized to adopt at any time, or from time to time, amendments to the Certificate of Incorporation in respect of any unissued and/or treasury shares of preferred stock, and thereby to fix or change the division of shares of the preferred stock into classes and/or into series within any class or classes, and to fix or change the determination of the relative rights, preferences and limitations of the shares of any class or series. The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

(iii) Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that class or series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not shares of that class or series shall be redeemable and whether or not the corporation or the holder (or both) may exercise the redemption right, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(vi) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(vii) Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

(b) Common. Each share of common stock shall be entitled to one vote on all matters submitted to a vote of shareholders, except as the right to exercise such vote may be limited by the provisions of this Article FIFTH, and by Articles SIXTH, SEVENTH and EIGHTH. The holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the preferred stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the corporation, the assets and funds of the corporation available for distribution to shareholders, and remaining after the payment to holders of preferred stock of the amounts to which they are entitled, shall be divided and paid to the holders of the common stock according to their respective shares.

(c) Authorization of Board to Set Terms in Respect of Corporation’s Securities. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, the Board of Directors may set forth in any security, contract, warrant or other instrument evidencing any shares, option rights, or securities having conversion or option rights, such terms as it deems appropriate including, without limiting the generality of such authority, conditions that preclude or limit any Person (as defined in Article EIGHTEENTH) or any transferee(s) (either direct or remote) of the Person from (i) owning or offering to acquire a specified number or percentage of the outstanding common shares, other shares, option rights, securities having conversion or option rights, or obligations of the corporation or (ii) from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations, and which invalidate any rights or options beneficially owned by such Person or any transferee(s) (either direct or remote) of such Person. This Article Fifth is intended to validate to the extent permitted by applicable law, the adoption by the Board of Directors of shareholder rights plans or so-called “poison pills”, including both call and put “poison pills”, and the provisions of said plans commonly referred to as “flip-ins” and “flip-overs.” Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors as provided in Section 14A:7-7(3) of the New Jersey Business Corporation Act or otherwise in New Jersey law.

ARTICLE SIXTH

LIMITATION ON VOTING OF CERTAIN PERSONS

(a) To the extent permitted by applicable law, and except as permitted by Paragraph (c) hereof, no Person (as defined in Article EIGHTEENTH) shall have the right to cast (or to execute written consents with respect to) more than ten percent (10%) of the total votes which all holders of Voting Securities (as defined in Article EIGHTEENTH) are entitled to cast at any meeting (whether an annual or special meeting or otherwise) of holders of Voting Securities of any class, regardless of the number of shares or other units of Voting Securities owned by such Person, unless authorized to do so by the Board of Directors and subject to such conditions as the Board of Directors may impose.

(b) When two or more Persons act together as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding, disposing of or voting shares of stock or are deemed a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and the regulations thereunder, in effect on the date hereof (hereafter called “Section 13(d)”), such partnership, syndicate, association or group shall be deemed to constitute a shareholder group (“Shareholder Group”) and shall be considered a single Person for purposes of this Article SIXTH.

(c) The casting of votes by a Person as a proxy holder for other shareholders of the corporation shall not be counted in computing the ten percent (10%) limitation set forth in Article SIXTH, Paragraph (a) to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a Shareholder Group which includes such Person. The granting by a holder of Voting Securities of a revocable proxy to a Person shall not in itself cause such holder to be considered a member of a Shareholder Group which includes such Person.

(d) The Board of Directors' determination of the existence or membership of a Shareholder Group, and of a number of votes any Person or each member of a Shareholder Group is entitled to cast, shall be final and conclusive, absent clear and convincing evidence of bad faith. In the event of a violation of the provisions of this Article SIXTH, and without prejudice to the corporation's other rights and remedies (including, but not limited to seeking injunctive relief and invoking the provisions of Article EIGHTH of this Amended and Restated Certificate of Incorporation), the Judges of Election and other appropriate officials at any meeting of holders of Voting Securities are directed not to count votes cast in violation of this Article SIXTH.

(e) The provisions of this Article SIXTH shall not apply to any Person whose Holdings (as defined in Article SEVENTH) exceeded ten percent (10%) of the corporation’s Voting Securities issued and outstanding on the date this Article SIXTH is approved by the shareholders of the corporation. For purposes of this subparagraph (e), the term "Person" shall be deemed to include any assignee or transferee of such Person by gift, bequest, or other inter vivos or testamentary transfer without consideration.

ARTICLE SEVENTH

LIMITATION ON HOLDINGS OF CERTAIN PERSONS

(a) To the extent permitted by applicable law, no Person (as defined in Article EIGHTEENTH) may have Holdings (as defined in this Article SEVENTH) that exceed ten percent (10%) of the issued and outstanding common stock or other Voting Securities (as defined in Article EIGHTEENTH) of the corporation, except as authorized by the Board of Directors and subject to such conditions as the Board of Directors may impose.

(b) If any Person acquires Holdings which cause a violation of the restriction contained in this Article SEVENTH, the Board of Directors may (1) terminate all voting rights attributable to the Holdings of such Person during the time that this Article SEVENTH is being violated, (2) commence litigation to require divestiture of such amount of the Holdings so that after such divestiture the Person would no longer be in violation of the restriction contained in this Article SEVENTH, or (3) take such other action as is appropriate under the circumstances, including, but limited to, seeking injunctive relief and invoking the provisions of Article EIGHTH of this Amended and Restated Certificate of Incorporation.

(c) A Person’s Holdings, as such term is used in this Article SEVENTH, consist of: (1) the Voting Securities which the Person owns of record, (2) the Voting Securities as to which the Person has direct or indirect beneficial ownership (as such term is used in Section 13(d)), and (3) the Voting Securities owned of record or beneficially (as defined in clause (2)) by members of a Shareholder Group (as such term is defined in Article SIXTH) which includes such Person. The Board of Directors’ determination of the existence and membership of a Shareholder Group, and of the record and beneficial ownership of Voting Securities of any Person or each member of a Shareholder Group, shall be final and conclusive, absent clear and convincing evidence of bad faith.

(d) The provisions of this Article SEVENTH shall not apply to any Person whose Holdings exceeded ten percent (10%) of the corporation’s Voting Securities issued and outstanding on the date this Article SEVENTH is approved by the shareholders of the corporation. For purposes of this subparagraph (d), the term “Person” shall be deemed to include any assignee or transferee of such Person by gift, bequest, or other inter vivos or testamentary transfer without consideration.

ARTICLE EIGHTH

REMEDIES OF CORPORATION TRIGGERED BY CERTAIN VIOLATIONS

(a) In the event of a violation of the provisions of Articles SIXTH or SEVENTH of this Amended and Restated Certificate of Incorporation, the corporation or one or more individuals or entities designated by the corporation as its nominee(s), shall (in addition to the corporation's other rights and remedies) have the right to purchase, at the corporation’s option (which right may be exercised at any time and from time to time), all or any portion of a Person’s Holdings (as such terms are defined in Articles EIGHTEENTH and SEVENTH, respectively) that exceeds ten percent (10%) of the issued and outstanding Voting Securities (as such term is defined in Article EIGHTEENTH). The exercise of the corporation's purchase option shall be evidenced by a resolution (the “Resolution”) of the Board of Directors, certified by the Secretary or any Assistant Secretary of the corporation. The Resolution shall specify to the extent known by the corporation: (1) the name and address of the Person whose Voting Securities are being purchased; (2) the total number of shares or other units of Voting Securities to be purchased from each Person; (3) the date on which the Voting Securities are to be purchased (the “Purchase Date”), which Purchase Date shall not be less than twenty days nor more than sixty days after the date of the adoption of the Resolution (the “Resolution Date”); (4) the purchase price for the Voting Securities (the “Purchase Price”) being purchased from each Person (as computed under the provisions of Article EIGHTH, Paragraph(g)); (5) the title of the account in which the Purchase Price is to be deposited (as provided in Article EIGHTH, Paragraph(c)) and the address of the bank (which bank may be a Subsidiary, as such term is defined in Article EIGHTEENTH) in which said account (the “Account”) is located; and (6) the name of the official (the “Bank Official”) to whom certificates for the Voting Securities being purchased, properly endorsed in blank for transfer, and an irrevocable proxy are to be delivered (as provided in Article EIGHTH, Paragraph(c)). In the event the corporation appoints one or more nominees to exercise all or any portion of the purchase option, the Resolution shall further specify: (1) the name or names of the nominee(s) and (2) the number of shares or other units of Voting Securities that the nominees or each nominee is being given the right to purchase.

(b) The corporation shall prepare and give such Person whose Voting Securities are being purchased, not later than ten days after the Resolution Date, a notice (the “Notice”) which shall state the fact that the Voting Securities owned by the Person are being purchased pursuant to this Article EIGHTH. Included with the Notice shall be a copy of the Resolution authorizing the purchase of the Person’s Voting Securities, as provided in Article EIGHTH, Paragraph (c). The Notice shall be deemed given if it is personally delivered or is mailed to the Person whose Voting Securities are being purchased, at the address for the Person on the records of the corporation, by registered or certified United States mail, postage prepaid, return receipt requested.

(c) On or prior to the Purchase Date, the corporation or the corporation’s nominee(s), if any were designated, shall deposit the Purchase Price (as computed under the provisions of Article EIGHTH, Paragraph (g)) into the Account. The terms of the Account shall be such as to allow the Person whose Voting Securities are purchased to withdraw the funds in the Account and any interest earned thereupon, upon the delivery to the Bank Official of the following items: (1) the certificates for the Voting Securities being purchased, properly endorsed in blank for transfer, and (2) an irrevocable proxy giving the purchaser or respective purchasers of the Voting Securities severally, as the case may be (hereafter called the “Purchaser(s)”), the exclusive right to vote the Voting Securities purchased in the name, place and stead of the holders thereof.

(d) If, on or prior to the Purchase Date, the Purchase Price has been deposited into the Account and if, on the Purchase Date, certificates for all of the Voting Securities being purchased as designated in the Resolution are not delivered to the Bank Official, properly endorsed in blank for transfer, together with the aforesaid irrevocable proxy, then, effective on the Purchase Date, (1) all of the Voting Securities being purchased as designated in the Resolution which are not so delivered with an irrevocable proxy shall be deemed automatically assigned and transferred to the respective Purchaser(s) whether such Purchaser(s) are the corporation or its nominee(s) (or both), (2) the corporation shall mark its records to indicate that the certificates for the Voting Securities which have been purchased have been cancelled, (3) the corporation shall issue new certificates to the respective Purchaser(s) and (4) the respective Purchaser(s) shall be deemed to have received an irrevocable proxy granting to the respective Purchaser(s) the right to vote all of the Voting Securities purchased in the name, place and stead of the holders thereof. Every holder of Voting Securities, on behalf of himself or herself and his or her successors-in-interest (both direct and remote), hereby irrevocably authorizes and appoints the Secretary or any Assistant Secretary of the corporation as the holder’s agent and attorney-in-fact to make assignments and transfers on the corporation’s books and to execute any proxy on behalf of the holder as provided herein.

(e) If, for any reason (and regardless of whether the corporation formally revokes the Resolution), the corporation or the corporation’s nominee(s) do not deposit the Purchase Price as provided in Article EIGHTH, Paragraph (c), the Resolution shall be deemed revoked and of no force or effect. In such case, the holder of the Voting Securities to be purchased shall have no legal right against the corporation or its nominee(s) for the Purchase Price or any other legal or equitable claim by reason of the revocation of the Resolutions or otherwise. Nothing contained herein shall prevent the corporation or its nominee(s) from thereafter exercising the purchase option with respect to such holder or any member of a Shareholder Group (as such term is defined in Article SIXTH) which includes such holder upon the adoption of a new Resolution pursuant to this Article EIGHTH, regardless of the fact that a prior Resolution was revoked.

(f) In the event the Board of Directors determines that a Shareholder Group exists with Holdings in excess of ten percent (10%) of the issued and outstanding Voting Securities, the purchase option need not be exercised proportionately as to the Holdings of all members of the Shareholder Group and may be exercised as to any one or more or all members of the Shareholder Group, as the Board of Directors shall determine.

(g) The Purchase Price shall equal the number of shares or other units of Voting Securities being purchased multiplied as follows: (1) if, during the period beginning 65 trading days prior to the Resolution Date and ending five trading days prior to the Resolution Date (such 60 trading days being hereafter called the “Measurement Period”), the class of Voting Securities to be purchased is listed on or admitted to unlisted trading privileges on a national securities exchange or is traded on the National Market System of the National Association of Securities Dealers, Inc. (“National Market System”), by the mean average of the per share closing sale prices for such Voting Securities during the Measurement Period on the national securities exchange with the largest trading volume on which such security is then listed or admitted to unlisted trading privileges; (2) if, during the Measurement Period, the class of Voting Securities to be purchased is not listed or admitted to unlisted trading privileges on any national securities exchange or traded on the National Market System, but a bid price is quoted in the over-the-counter market, by the mean average of the per share closing bid prices for such Voting Securities during the Measurement Period in the over-the-counter market; (3) if, during the Measurement Period, the class of Voting Securities to be purchased is not listed or admitted to unlisted trading privileges on any national securities exchange or traded in the National Market System and no bid price is quoted for such voting Securities in the over-the-counter market, but such Voting Securities are convertible into another class of securities (“Converted Securities”) which is so listed, traded or quoted, the Purchase Price of such Voting Securities shall be calculated as if Converted Securities were being purchased hereunder; (4) if, during the Measurement Period, neither the class of Voting Securities to be purchased, nor any class of securities into which such Voting Securities are convertible is listed on or admitted to unlisted trading privileges on a national securities exchange or traded in the National Market System and no bid price is quoted in the over-the-counter market, by the lower of (a) the last sale price prior to the Resolution Date or (b) the per share or other unit book value of such Voting Security as of the last day of the calendar quarter which immediately precedes the Resolution Date. The corporation shall retain the independent public accounting firm regularly retained by the corporation, or any other firm or independent public accountants selected by the Board of Directors, to compute the Purchase Price. The accounting firm’s computation of the Purchase Price shall be final and conclusive, absent clear and convincing evidence of bad faith. The term “trading day” shall refer to a day in which there is trading of stock on the New York Stock Exchange. Notwithstanding the foregoing, with respect to Voting Securities, if and to the extent the Resolution Date occurs within one year after the Voting Securities were acquired by the shareholder, or if and to the extent that the Resolution Date occurs within one year after the earliest of (i) the date of public disclosure of such Person’s acquisition of such Voting Securities, or (ii) the date on which the Board of Directors was first notified in writing of such Person’s acquisition of such Voting Securities, the Purchase Price shall in no event exceed the direct cost incurred by the holder to purchase such Voting Securities (excluding legal, accounting, brokerage, investment, advisory, interest, points or other carrying charges, or indirect costs, whether or not similar to the foregoing).

(h) The provisions of this Article EIGHTH shall not apply to any Person whose Holdings exceeded ten percent (10%) of the corporation's Voting Securities issued and outstanding on the date this Article EIGHTH is approved by the shareholders of the corporation. For purposes of this subparagraph (h), the term “Person” shall be deemed to include any assignee or transferee of such Person by gift, bequest, or other inter vivos or testamentary transfer without consideration.

ARTICLE NINTH

DIRECTOR NUMBER; CLASSIFICATION; REMOVAL

(a) The number of directors which shall constitute the whole Board of Directors shall be not less than three nor more than fifteen. Subject to any rights of holders of preferred stock, the exact number of directors within such maximum and minimum shall be determined by resolution duly adopted by the Board of Directors by a majority vote of the entire Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent directors.

(b) The Board of Directors shall be divided into five classes with each class serving five year terms. Upon the adoption of this Article NINTH and the filing of the Amended and Restated Certificate of Incorporation with the New Jersey Secretary of State, the existing Board of Directors shall automatically be reclassified such that some of the directors' terms will be automatically extended as a result thereof. Each director of the reclassified Board of Directors shall be placed in one of five classes, and the initial term of office of each such class shall (except in the event of his earlier resignation or removal) expire at the annual shareholders’ meeting taking place in the year set forth opposite such director’s name (or, if later, upon the election and qualification of his successor), as follows:

Name	Class	Term Expires
Gerald B. Shreiber	V	1995
Arnold J. Goldstein	IV	1994
Stephen N. Frankel	III	1993
A. Fred Ruttenberg	II	1992
Peter G. Stanley	I	1991

At each annual shareholders’ meeting following such initial reclassification and election, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the fifth succeeding annual meeting of shareholders following such meeting. Each director so elected shall hold office until his term expires and his successor is elected and qualified, or until his earlier resignation or removal.

(c) Newly elected directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the entire Board of Directors.

(d) So long as the Board of Directors is classified, one or more or all of the directors of the corporation may only be removed from office by the shareholders of the corporation for Cause (as defined herein) upon the affirmative vote of 66 2/3% or more of the votes entitled to be cast by the holders of all shares in the election of directors, and no director may be removed by the shareholders of the corporation without a determination that cause exists. The term “Cause” is defined as (i) conviction of the director of a felony, (ii) declaration by order of a court that the director is of unsound mind; or (iii) gross abuse of trust which is proven by clear and convincing evidence to have been committed in bad faith. The Board of Directors shall also have the power to remove directors for any proper cause (whether or not similar to the Cause defined above) and to suspend directors pending a final determination that cause exists for removal.

(e) Any directors elected pursuant to any special voting rights of one or more series of Preferred Stock shall be excluded from, and for no purpose be counted in, the scope and operation of the foregoing provisions of this Article NINTH.

ARTICLE TENTH

VOTING POWERS OF DIRECTORS GENERALLY

Except as set forth in Articles ELEVENTH and THIRTEENTH below, every director of the corporation shall be entitled to one (1) vote on all matters upon which the Board of Directors is entitled to vote. The number of directors constituting the current Board of Directors of the corporation is five. The names and addresses of the directors are presently as follows:

Name	Address
Gerald B. Shreiber	600 Central Highway Pennsauken, NJ 08109

Arnold J. Goldstein	600 Central Highway Pennsauken, NJ 08109

Stephen N. Frankel	14 South Tennessee Avenue Atlantic City, NJ 08401

A. Fred Ruttenberg	Woodlands Falls Corporate Park 210 Lake Drive East, Suite 200 Cherry Hill, NJ 08002

Peter G. Stanley	Fourth & Fairmount Avenues Philadelphia, PA 19123

ARTICLE ELEVENTH

SPECIAL DIRECTOR VOTING RIGHTS

Except as otherwise provided in Article THIRTEENTH hereof, for so long as the Board of Directors is comprised of five directors, Gerald B. Shreiber (“Shreiber”) shall be entitled to three votes on all matters upon which the Board of Directors is entitled to vote so long as he is a director of the corporation and holds either alone or together with the members of his immediate family at least ten percent (10%) of the issued and outstanding Voting Securities (as defined in Article EIGHTEENTH) of the corporation; provided however that, if the number of directors constituting the Board of Directors is at any time, or from time to time, increased or decreased, the number of votes which Shreiber shall be entitled to cast shall be adjusted so that Shreiber will always have a number of votes on the Board of Directors equal to the number of Directors on the Board minus two. If Article THIRTEENTH becomes applicable and Shreiber would be entitled to a greater number of votes as an Experienced Director (as defined in Article THIRTEENTH) than he would be entitled to under this Article ELEVENTH, Shreiber shall be entitled to cast such higher number of votes.

ARTICLE TWELFTH

DURATION

The duration of the corporation is perpetual.

ARTICLE THIRTEENTH

EXPERIENCED DIRECTOR VOTING RIGHTS

UPON OCCURRENCE OF CERTAIN EVENTS

(a) In the event of a hostile change of Board control (as defined in Paragraph (b) of this Article), each of the directors of the corporation in office immediately prior to the hostile change of Board control who have been directors of the corporation for at least five years previously (“Experienced Directors”) shall, so long as they continue to be directors of the corporation after the date of hostile change of Board control, have the right as directors to cast multiple director votes as hereafter provided on all matters on which a vote or consent of the Board of Directors is taken. The number of multiple votes which all Experienced Directors then in office may cast collectively (“Aggregate Experienced Director Votes”) shall, at all times, be equal to the lowest whole number which is (a) greater than the number of directors then in office who, prior to their first election as directors of the corporation had not been nominated for election as directors by the then Board of Directors or a duly authorized committee thereof (“Outside Directors”) and (b) evenly divisible by the number of Experienced Directors then in office. Each Experienced Director shall be entitled to cast his pro rata share of the Aggregate Experienced Director Votes (“Individual Experienced Director Votes”).

(b) For purposes of this Section, a “hostile change of Board control” shall be deemed to have occurred on such date as one-half or more of the total number of members of the Board of Directors are Outside Directors. By way of illustration, if the Board of Directors consists of five persons, a “hostile change of Board control” shall be deemed to have occurred on the date three or more of the members of the Board of Directors then in office consist of persons who were not, prior to their first election as directors of the corporation, nominated for election by the then Board of Directors or by a duly authorized committee of the Board of Directors. The three such directors would be deemed to be "Outside Directors".

(c) The following is an example of the application of this Article THIRTEENTH: Assuming that a hostile change of Board control occurs while there are five directors on the Board of Directors and further assuming that (i) three directors are Outside Directors, as illustrated in paragraph (b) above, (ii) the remaining two directors have been in office for at least five years prior to the date of the hostile change of Board control and would therefore be deemed Experienced Directors, and (iii) neither of the two Experienced Directors is Shreiber, the two Experienced Directors may, after the date of the hostile change of Board control, cast four Aggregate Experienced Director Votes (two each) since four is the smallest whole number which is greater than the number of Outside Directors (i.e., three) and is evenly divisible by the number of Experienced Directors (i.e., two). If Shreiber were one of the two Experienced Directors in the situation described in the immediately preceding sentence, Shreiber would be entitled to cast the three votes he would be entitled to cast under Article ELEVENTH above, since three is greater than the number of votes which he could cast under this Article, and the other Experienced Director would be entitled to cast two votes. If subsequent to the date of the hostile change of Board control, one of such Experienced Directors is not reelected and a fourth Outside Director is elected, the new number of Aggregate Experienced Director Votes as recalculated would be five (the lowest whole number above the four Outside Directors which is evenly divisible by the one remaining Experienced Director), and all five votes would be allocated to the one remaining Experienced Director. If Shreiber were the sole remaining Experienced Director in the situation described in the immediately preceding sentence, he would be entitled to cast all five votes, since five is greater than the number of votes he could cast under Article ELEVENTH.

(d) Except as provided in Paragraphs (a) through (c) above or Article ELEVENTH hereof, each director, other than the Experienced Directors, shall be entitled to one vote on all matters on which a vote or consent of the Board of Directors is taken.

ARTICLE FOURTEENTH

LIMITATION ON DIRECTOR LIABILITY

A director of the corporation shall not be personally liable to the corporation or to the shareholders of the corporation for damages for breach of any duty owed to the corporation or to the shareholders of the corporation except that this Article FOURTEENTH shall not relieve a director of the corporation from personal liability to the corporation and to the shareholders of the corporation for damages for any breach of duty based upon an act or omission (a) in breach of such director's duty of loyalty to the corporation or to the shareholders of the corporation, or (b) not in good faith or involving a knowing violation of law, or (c) resulting in the receipt by such director of an improper personal benefit.

ARTICLE FIFTEENTH

POWER OF BOARD TO OPPOSE CERTAIN TRANSACTIONS

(a) The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise, or any other Business Combination (as defined below). When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant factors; by way of illustration, but not limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation, or based on the current value of the corporation in a freely negotiated transaction.

(2) Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3) The impact which an acquisition of the corporation would have on the employees, creditors, customers and suppliers of the corporation and any Subsidiary (as defined in Article EIGHTEENTH) and on the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, creditors, customers and suppliers of the corporation and its Subsidiaries and the future value of the corporation’s stock.

(5) The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

(7) Any other relevant factors, including the long-term as well as the short-term interests of the corporation and its shareholders, whether or not such other factors are monetary or nonmonetary in nature, or are shareholder or non-shareholder considerations.

(b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto including, without limitation, creating a so-called “poison pill” defense (including both put and call poison pills), “rights plan” or any other anti-takeover defense permitted under the Amended and Restated Certificate of Incorporation and under state law; refusing to redeem any outstanding “poison pill” right or option or refusing to remove any other barriers to the offer; acquiring a company to create an antitrust or other regulatory problem for the offeror; establishing employee stock ownership plans; and obtaining a more favorable offer from another individual or entity.

(c) “Business Combination” as used herein shall mean any of the following proposed transactions, when entered into by the corporation or a Subsidiary of the corporation with, or upon a proposal by or on behalf of, a related entity or person:

(i) the merger or consolidation of the corporation or any Subsidiary of the corporation;

(ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the corporation or any Subsidiary of the corporation; or

(iii) any offer for the exchange of securities of another entity for the securities of the corporation.

(d) Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors, or to enlarge the duties of the Board of Directors, as provided in Section 14A:6-1(2) of the New Jersey Business Corporation Act or otherwise in New Jersey law, or to create director liability for taking any action authorized hereunder.

ARTICLE SIXTEENTH

AMENDMENTS TO BYLAWS

Any amendment to the Bylaws of the corporation which is proposed by shareholders, and which has not previously received the approval of the Board of Directors, shall require for adoption the affirmative vote of the holders of at least eighty percent (80%) of the votes which all shareholders are entitled to cast thereon, in addition to any other approval which is required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the corporation or otherwise.

ARTICLE SEVENTEENTH

SEVERABILITY

In the event that all, some or any part of any provision contained in this Amended and Restated Certificate of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of the Amended and Restated Certificate of Incorporation. If and to the extent that any provision contained in this Amended and Restated Certificate of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion.

ARTICLE EIGHTEENTH

DEFINITIONS

As used herein, the term “Person” shall mean any individual, partnership, corporation, group or other entity (other than the corporation or any Subsidiary as defined below for itself or as a fiduciary for customers, or a trustee holding Voting Securities for the benefit of the employees of the corporation or its Subsidiaries or any one of them, pursuant to one or more employee benefit plans or arrangements sponsored by the corporation or any Subsidiary).

As used herein, the term “Subsidiary” shall mean any corporation of which the corporation owns fifty percent (50%) or more of any class of securities entitled to vote in the election of directors, either directly or indirectly, through one or more other corporations.

As used herein, the term “Voting Securities” refers to all outstanding securities of the corporation entitled to vote (whether in the election of directors or otherwise).

ARTICLE NINETEENTH

HEADINGS

Article headings and the ordering of paragraphs are for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the corporation has executed this document on the 22nd date of February, 1990.

J & J SNACK FOODS CORP.

By:	/s/ Gerald B. Shreiber
GERALD B. SHREIBER, President